EV Energy Partners Announces Fourth Quarter 2006 Results

HOUSTON, Apr 2, 2007 (BUSINESS WIRE) -- EV Energy Partners, L.P. (Nasdaq:EVEP) today announced results for the fourth quarter of 2006. In addition, EVEP today filed its Form 10-K with the Securities and Exchange Commission.

Fourth Quarter 2006 Results

EVEP reported net income of $3.367 million, or $0.43 per unit, for the quarter ended December 31, 2006, its first quarter since its initial public offering. Production for the quarter was 734 Mmcfe.

Lease operating expenses of $1.493 million included a $0.207 million non-cash charge due to recording the cost associated with purchased oil inventory as a result of purchase accounting related to the acquisition of certain assets at our formation in conjunction with EVEP’s initial public offering.

General and administrative expenses of $2.043 million included $1.075 million of audit and tax fees which includes third quarter and year-end 2006 audit costs and $0.3 million of year-end bonuses, all of which were recognized during the fourth quarter since EVEP was not formed until its initial public offering at the end of September 2006. Had EVEP been in existence for all of 2006, these costs would have been recognized throughout the year.

In addition, included in net income was $0.906 million of non-cash gains on mark-to-market derivatives.

Annual Report on Form 10-K

EVEP’s financial statements and related footnotes are available on our 2006 Form 10-K, which was filed today and is available through the Investor Relations/SEC Filings section of the EVEP web site at http://www.evenergypartners.com .

Conference Call

As announced on March 29, 2007, EV Energy Partners, L.P. will host an investor conference call tomorrow, Apr. 3, 2007 at 10:30am (Eastern Time). Investors interested in participating in the call may dial 303-262-2125 and ask for the EV Energy Partners call at least 5 minutes prior to the start time, or may listen live over the internet through the Investor Relations section of the EVEP web site at http://www.evenergypartners.com .

EV Energy Partners, L.P., is a master limited partnership engaged in acquiring, producing and developing oil and gas properties. More information about EVEP is available on the internet at http://www.evenergypartners.com .

(code #: EVEP/G)

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and EVEP undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EV Energy Partners, L.P.
Balance Sheet
(In thousands, except per unit data)
December 31,
2006
(consolidated)
ASSETS
Current assets:
Cash and cash equivalents	$1,875

Accounts receivable:
Oil and natural gas sales	4,608
Related party	1,996
Other	56
Commodity hedge asset	5,929
Prepaid expenses	350
Other current assets	440
Total current assets	15,254

Oil and natural gas properties, net of accumulated depreciation, depletion and amortization; December 31, 2006, $4,092; December 31, 2005, $9,706	114,401
Other property, net of accumulated depreciation and amortization; December 31, 2006, 195; December 31, 2005, $785	283
Long-term commodity hedge asset	2,286
Other assets	465
Total assets	$132,689
LIABILITIES AND OWNERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,248
Total current liabilities	3,248
Asset retirement obligations	5,188
Long-term debt	28,000

Commitments and contingencies
Owners’ equity:
Common unitholders	77,701
Subordinated unitholders	10,830
General partner interest	3,379
Accumulated other comprehensive income	4,343
Total owners’ equity	96,253
Total liabilities and owners’ equity	$132,689

EV Energy Partners, L.P.
Results of Operations
(in thousands, except production and per unit data)
Three Months
Ended
December 31,
2006
Revenues:
Oil and natural gas sales	$5,548
Gain on derivatives, net	999
Transportation and marketing- related revenues	1,271
Total revenues	7,818
Operating costs and expenses:
Lease operating expenses	1,493
Cost of purchased natural gas	1,153
Production taxes	109
Asset retirement obligations accretion expense	89
Depreciation, depletion and amortization	1,180
General and administrative expenses	2,043
Total operating costs and expenses	6,067

Operating income	1,751

Other income (expense), net:
Interest expense	(134)
Gain on mark-to-market derivatives, net	1,719
Other income, net	31
Total other income, net	1,616

Net Income	$3,367
General partner’s interest in net income	$67
Limited partners’ interest in net income	$3,300
Net income per limited partner unit:
Common units (basic and diluted)	$0.43
Subordinated units (basic and diluted)	$0.43
Weighted average limited partner units outstanding:
Common units (basic and diluted)	4,495
Subordinated units (basic and diluted)	3,100

Production data:
Oil (MBbls)	18
Natural gas (MMcf)	625
Net production (MMcfe)	734
Average sales price per unit:
Oil (Bbl)	$56.65
Natural gas (Mcf)	7.24
Average unit cost per Mcfe:
Production costs:
Lease operating expenses	$2.04
Production taxes	0.15
Total	2.19
Depreciation, depletion and amortization	1.61
General and administrative expenses	2.78

EV Energy Partners, L.P.
Statement of Cash Flows
(In thousands)
Three Months
Ended
December 31,
2006
(Consolidated)
Cash flows from operating activities:
Net income	$3,367
Adjustments to reconcile net income to net cash flows provided by operating activities:
Asset retirement obligations accretion expense	89
Depreciation, depletion and amortization	1,180
Amortization of deferred loan costs	22
Unrealized gain on mark-to-market derivatives	(906)
Changes in operating assets and liabilities:
Accounts receivable	(2,278)
Accounts payable and accrued liabilities	1,536
Other ,net	(147)
Net cash flows provided by operating activities	2,863

Cash flows from investing activities:
Acquisition of oil and natural gas properties, net of cash acquired	(69,517)
Development of oil and natural gas properties	(1,171)
Net cash flows used in investing activities	(70,688)

Cash flows from financing activities:
Repayment of borrowings	(10,350)
Debt borrowings	28,000
Proceeds from initial public offering	81,065
Offering costs	(4,448)
Distributions in conjunction with the acquisition of the Predecessors	(24,134)
Deferred loan costs	(433)
Net cash flows provided by financing activities	69,700

Increase (decrease) in cash and cash equivalents	1,875
Cash and cash equivalents - beginning of period	-
Cash and cash equivalents - end of period	$1,875

SOURCE: EV Energy Partners, L.P.

EV Energy Partners, L.P., Houston
Michael E. Mercer, 713-651-1144
http://www.evenergypartners.com